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                                                                    EXHIBIT 3.1




                           ALLIANCE IMAGING, INC.


                                   ARTICLE I

     The name of the corporation (the "Corporation") is:

                             Alliance Imaging, Inc.


                                  ARTICLE II

     The address of its registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.


                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                  ARTICLE IV

     The total number of shares of stock which the Corporation shall have authority to issue is ten million (10,000,000), all of which shall be Common Stock, $.01 par value per share.


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                                   ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.


                                  ARTICLE VI

     Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                  ARTICLE VII

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit."

said Certificate of Incorporation as so amended shall be the Certificate of Incorporation of the Surviving Corporation until further amended and changed in accordance with the General Corporation Law of the State of Delaware.

     FIFTH:    That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which currently is 1065 North PacifiCenter Drive, Suite 200, Anaheim, California 92806.

     SIXTH:    That a copy of the Merger Agreement will be furnished by the
Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

     SEVENTH: That this Certificate of Merger shall become effective at the time of filing of this Certificate of Merger with the Secretary of State of the State of Delaware.


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